NICHOLAS COMPANY, INC.
                         CODE OF ETHICS
                   AND INSIDER TRADING POLICY


      Nicholas Company, Inc., an investment adviser registered under the Investment Advisers Act of 1940, as amended, hereby adopts the following Code of Ethics and Insider Trading Policy ("Code") governing the conduct of personal trading by persons associated with it. The purpose of this Code of Ethics and Insider Trading Policy is to foster compliance with applicable federal and state regulatory requirements and to eliminate transactions suspected of being in conflict with the best interests of the Company's clients. In addition, as an entity with access to highly confidential and sensitive information, the Company has potential exposure to liability or penalties under the Federal securities laws for insider trading or other improper use of information by employees or other persons under their control. In addition, Section 204A of the Investment Advisors Act of 1940 mandates that investment advisors adopt, maintain and enforce policies and procedures to prevent insider trading or other misuse of material, non-public information.


1.   Definitions
     -----------

          A.    Access  Person.
                --------------
          As used in this Code, the term "Access Person" shall mean any officer or director of Nicholas Company, Inc., or any employee of Nicholas Company, Inc. who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by any account to which the Company serves as investment adviser, or whose functions relate to the making of any recommendation with respect to such purchases or sales.

          B.   Company.
               -------
          As  used in this  Code, the  term  "Company" shall mean
          Nicholas Company, Inc.

          C.    Beneficial Ownership.
                --------------------
          As used in this Code, the term "beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. Pursuant to Section 16, the term "beneficial owner" shall mean any person who is deemed a beneficial owner pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended. For the purposes of Section 13(d), a beneficial owner includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: (1) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (2) investment power, which includes the power to dispose, or to direct the disposition of, such security. For example, close family or business relationships may give rise to a degree of influence of one person over the voting or investment decisions of another such as to result in shared beneficial ownership. Typically, ownership of securities by a spouse, minor child or a trust of which an Access Person is grantor, beneficiary or trustee, will be deemed beneficial ownership of those securities by the related Access Person.

2.   Insider Trading.
     ---------------

     A.   Introduction.
          ------------

           Under the antifraud provisions of the Securities Exchange Act of 1934, as amended ("Exchange Act"), an affirmative duty to disclose material non-public information traditionally has been imposed on corporate "insiders" participating in securities transactions. Ordinarily, "insiders," who are corporate figures such as officers, directors and controlling shareholders who have access to confidential corporate information, owe a duty to a company's shareholders not to trade on that information. A corporate insider who is in possession of material inside information must either disclose it to the investing public or abstain from trading while the inside information remains undisclosed. If disclosure prior to effecting a purchase or sale would be improper or unrealistic, the alternative is to forego the transaction.

           The duty to disclose inside information before trading arises from: (i) the existence of a relationship giving access to information intended to be available only for a corporate purpose and not for the personal benefit of anyone; and (ii) the unfairness of allowing a corporate insider to take advantage of that information while knowing it is unavailable to the investing public. The Securities and Exchange Commission has recognized that "a significant purpose of the Exchange Act was to eliminate the idea that the use of inside information for personal advantage was a normal emolument of corporate office."

             Under some circumstances, "outsiders" become fiduciaries of shareholders and thus become subject to the same duty to disclose or abstain as an insider. Such persons assume the duties of an insider temporarily, by virtue of a special relationship with the company. For the duty to be imposed, however, the company must expect the outsider to keep the disclosed non-public information confidential, and the relationship must imply that duty. For investment advisers, such as the Company, this duty may be imposed on the basis of the Company's access to material non-public information and the confidentiality relationship which may exist between the Company and the registrant whose securities the Company may trade on behalf of its clients. As hereinafter discussed, any reference to an "insider" shall apply to all access persons of the Company, and shall relate to all securities of which the access person has inside information.

           Liability for trading on confidential information also has been extended to non-insiders under a theory of misappropriating information from their employers. The misappropriation theory broadly proscribes the conversion by insiders or others of material non-public information in connection with the purchase or sale of securities. While a person may gain a competitive advantage in the securities marketplace through skill, one may not gain such an advantage by stealing material non-public information in breach of an employer-imposed fiduciary duty to confidentiality. The misappropriation theory has been applied to find violations of the antifraud provisions by an employee of a financial printer, investment banking employees, and a law firm's officer manager for trading in securities of an employer's corporate client on the basis of misappropriated information.

     B.   Materiality of Inside Information.
          ---------------------------------

          Despite the "disclose or refrain from trading" rule, an insider is not always foreclosed from investing merely because he or she may be more familiar with company operations than are outside investors. An insider's duty to either disclose information or refrain from dealing arises in "those situations which are essentially extraordinary in nature and which are reasonably certain to have a substantial effect on the market price of the security." The Exchange Act only requires the disclosure of material facts, allowing outsiders to make their own evaluations in reaching investment decisions.

           The test of materiality has been described as weighing
     whether   the  information  in  question  would  have   been
     important to a reasonable investor in determining whether to buy, sell or hold a security.

     C.   Disclosure of Inside Information.
          --------------------------------

          Information loses its inside character once it has been effectively disclosed. It may be difficult to determine when the information is sufficiently disseminated to allow an insider to trade. An insider who traded immediately after release to the news media, for example, but before the news was published, was held in violation of the insider trading prohibition. In that case, the court said that, at a minimum, the insider should not have placed his order until the news could reasonably have been expected to appear over the media of widest circulation. The Securities and Exchange Commission has said that "in order to effect a meaningful public disclosure of corporate information, it must be disseminated in a manner calculated to reach the securities market place in general through recognized channels of distribution, and public investors must be afforded a reasonable waiting period to react to the information."


           How soon after the release of material information insiders may begin to trade thus depends both on how thoroughly and how quickly the information is published by the news-wire services and the press. In addition, insiders should refrain from trading following dissemination until the public has had an opportunity to evaluate the information thoroughly. Where the impact of the information on investment decisions is readily understandable, as in the case of an earnings report, the required waiting period will be shorter than when the information must be interpreted before its bearing on investment decisions can be evaluated. While the waiting period is dependent on the circumstances, certain stock exchanges recommend that insiders wait for at least 24 hours after the general publication of the information in a national medium. Where publication is not so widespread, a minimum waiting period of 48 to 72 hours is recommended.

     D.   Tipping.
          -------

           Not only are insiders, as fiduciaries, forbidden to personally use undisclosed corporate information to their advantage, they also may give such information to an outsider for the similarly improper purpose of exploiting the information for personal gain. "Tipping" is viewed as a means of indirectly violating the "disclose or abstain from trading" rule which applies to insiders.

           Liability for tipping derives from the rule that silence when trading with inside information constitutes a fraud under the antifraud provisions of the Exchange Act if there is a relationship of trust and confidence between shareholders and the person trading on the inside information. Unlike insiders who have independent fiduciary duties to both the company and its shareholders, the typical tippee has no such relationship. A tippee, however, is not always free to trade on inside information. If the insider-tipper has breached his or her fiduciary duty to shareholders, the tippee inherits the duty to disclose or abstain.

            The tippee's duty to disclose or abstain is a derivative of the duty of the insider. Some tippees assume an insider's duty to the shareholders not because of receiving the insider information, but rather because it has been made available to them improperly. A tippee assumes a fiduciary duty to the shareholders of a company not to trade on material non-public information only when the insider has breached a fiduciary duty to the shareholders by disclosing the information to the tippee and the tippee knows or should know there has been a breach.

     E.   Conclusion.
          ----------

           The purpose of the foregoing discussion is to educate and sensitize all access persons of the Company to insider trading issues. Insider trading, or tipping, by any access person of the Company is strictly prohibited.

3.   Prohibited Activities
     ---------------------

          A.   No Access Person shall:

                     (1)   Employ any device, scheme, or artifice
               to defraud any client or prospective client of the Company;

                     (2)  Engage in any transaction, practice, or
               course of business which operates as a fraud or deceit upon any client or prospective client of the Company;

                      (3)    Acting  for  his/her  own   account,
               knowingly to sell any security to or purchase any security from a client, without disclosing to such client in writing before the completion of such transaction the capacity in which he/she is acting and obtain the consent of the client to such transaction; and

                     (4)   Engage in any act, practice, or course
               of business which is fraudulent, deceptive or manipulative.

          B. No Access Person shall purchase or sell, directly or indirectly, for his/her own account, or acquire any beneficial ownership in, any security which has been purchased or sold within the preceding fifteen (15) days by any registered investment company or account to which the Company serves as investment adviser or which to his/her knowledge will be purchased or sold within the succeeding fifteen (15) days by any such registered investment company or account to which the Company serves as investment adviser, unless such purchase or sale is approved in writing by Albert O. Nicholas, David O. Nicholas or Jeffrey T. May, or a person delegated by any of the foregoing, prior to the effectuation of such purchase or sale. A copy of such written approval shall be retained for a period of at least five (5) years.

          C. No Access Person shall purchase any security from, or sell any security to, any registered investment company or account to which the Company serves as investment adviser, unless the sale or purchase involves solely securities of which the registered investment company is the issuer.

4.   Exempt Purchases and Sales
     --------------------------

           The prohibitions in Section 2 of this Amended Code of Ethics shall not be applicable to purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

5.   Reporting
     ---------

          A. Within ten (10) days of the end of each fiscal quarter of the Company, each Access Person shall report in writing all purchases and sales of securities for his/her own account, and all other transactions in which he/she acquires or terminates any beneficial ownership in a security. The report shall state the title and amount of the security involved; the date and the nature of the transaction (i.e., purchase, sale or other acquisition or disposition); the price at which it was effected; the reason for the transaction; and the name of the broker, dealer or bank with or through whom the transaction was effected. Such report may also contain a statement declaring that the reporting or recording of any such transaction shall not be construed as an admission that the Access Person making the report has any beneficial ownership in the security.

6.   Sanctions
     ---------

          Mr. Jeffrey T. May, or another person designated by the Board of Directors, shall review all reports submitted, and shall determine if any violations of the Amended Code of Ethics have occurred. If a violation of this Amended Code of Ethics occurs, Albert O. Nicholas or the Board of Directors of the Company may impose such sanctions as they deem appropriate in the circumstances, including termination of employment of the violator.